Exhibit 10.7
KEITHLEY INSTRUMENTS, INC.
DEFERRED COMPENSATION PLAN
(Amended and Restated January 1, 2005)
This Deferred Compensation Plan is established the 11th day of February, 1984 by Keithley Instruments, Inc. (the “Company”) in accordance with the terms and provisions as set forth below. The Company now amends and restates this Plan, effective January 1, 2005.
1.	Definitions
Whenever used in the Deferred Compensation Plan and the applicable forms under the Plan, namely, the Irrevocable Election to Participate and the Beneficiary Designation, the following terms shall have the respective meanings set forth below unless otherwise expressly provided, and when the defined meaning is intended, the term is capitalized:
a.	Account — means the bookkeeping liability established to reflect each Participant’s deferred compensation together with interest thereon.

b.
Affiliate — Any corporation, partnership, limited liability company, joint venture, association, or similar organization or entity, which is a member of a controlled group of corporations that includes, or which is an entity which is under common control with, the Company. For purposes of determining the presence of a “controlled group of corporations,” or “common control,” the standards set forth in Section 414(b) and 414(c) of the Code and related regulations shall apply.

c.	Board — means the Board of Directors of Keithley Instruments, Inc.

d.	Bonus — means any cash bonus which may be payable to an Employee.

e.
Section 409A Change in Control — means a Change in Control that satisfies the conditions imposed by Treasury Regulation Sections 1.409A-2(i)(5)(i)-(vii). Such conditions shall be considered met in any one of the following three circumstances: (i) where a person, or a group of persons acting together, acquires more than fifty percent (50%) of the stock of the Corporation, measured by voting power or value; (ii) where, over a twelve (12) month period: (a) a person or group acquires stock representing thirty percent (30%) of the voting power of the Corporation; or (b) a majority of the members of the Board of Directors of the parent corporation is replaced by directors not endorsed by the persons who were members of the Board before the new directors’ appointment; or (iii) where a person or group acquires forty percent (40%) or more of the gross fair market value of the assets of the Corporation over a twelve (12) month period. The determination as to the occurrence of a Section 409A Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

f.	Code — means the Internal Revenue Code of 1986, as amended.

g.	Committee — means the Compensation Committee of the Board or such other Committee composed of no fewer than three (3) members as may be designated by the Board to administer this Plan.

h.	Company — means Keithley Instruments, Inc., or any successor thereto.

i.
Disability — means (i) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

j.	Employee — means an individual who is employed by the Company or a Subsidiary on a full-time basis in a managerial or executive capacity.

k.
Irrevocable Election to Participate or Irrevocable Election Agreement — means the irrevocable election agreement which must be executed by a Participant in order for the Employee to participate in any Year.

l.
Participant — means an Employee who may receive a Performance Award or other Supplemental Compensation in any Year and who has been designated by the Committee or its designate(s) as eligible for participation in the Plan for that Year.

m.	Performance Award — means any cash bonus or Performance Award which may be payable to an Employee.

n.	Plan — means this Deferred Compensation Plan as it may be amended from time to time.

o.	Retirement — means the date of retirement according to the terms of the Company’s Employees’ Pension Plan or the terms of any Subsidiary’s pension plan.

p.
Separation from Service — means a termination of employment with the Company and all Affiliates (whether by death, retirement, or otherwise) which ends or substantially reduces the personal services a Participant performs (or is expected to perform) for the Company and all Affiliates. Except in the case of a Participant on a bona fide leave of absence as provided below, a Participant is deemed to have incurred a Separation from Service if the level of services to be performed by the Participant after a date certain is reasonably expected to be reduced to twenty percent (20%) or less of the average services rendered by the Participant during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding period during which such Participant was on a bona fide leave of absence.

A Participant absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (a) the six month anniversary of the commencement of the leave, or (b) the expiration of the Participant’s right, if any, to reemployment under statute or contract. Notwithstanding the foregoing, a Participant who is absent due to a physical or mental impairment that is expect to result in death or last for a continuous period of at least six months and that prevents the Participant from performing personal services for the Company (or its Affiliates, as applicable) shall be deemed to have incurred a Separation from Service on the first date immediately following the 29-month anniversary of the commencement of the leave.

q.
Specified Employee — A Participant who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, so long as the Company’s stock (or the stock of any Affiliate) is publicly traded on an established securities market or otherwise. A Participant is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on a given December 31st. Such key employee shall be treated as a specified employee for the entire 12-month period beginning on the April 1st next following the December 31st on which such Participant qualifies as a key employee hereunder.

For purposes of determining whether a Participant is a Specified Employee, the compensation of the Participant shall be determined in accordance with the definition of compensation provided under Treasury Regulation Section 1.415(c)-2(a). Notwithstanding the foregoing, if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition as provided under Treasury Regulation Section 1.415(c)-2(a), unless the Company elects (by applicable corporate action) to use a different definition of compensation with respect to all nonqualified deferred compensation plan maintained by the Company.

r.
Subsidiary — means any corporation at least fifty percent (50%) of the voting shares of which is owned by the Company either directly or indirectly and which has been authorized by the Board to participate in the Plan.

s.
Supplemental Compensation — means compensation payable to an Employee which is in addition to an Employee’s salary and which the Committee, in its sole discretion, may deem to be deferrable, either in whole or in part, under the terms and conditions of the Plan.

t.	Termination — means termination of employment for any reason other than Retirement including death, disability, resignation or release from employment with the Company or a Subsidiary.

u.	Year or Plan Year — means the Company’s fiscal year which ends on each September 30 during which the Plan is in effect.

2.	Purpose of the Plan
The purpose of the Plan is to furnish a benefit to those Employees who contribute to the success of the Company and to assist the Company in attracting and retaining such Employees.
3.	Establishment of the Plan
The Plan is established effective as of October 1, 1983. The effective date of this amendment and restatement, however, is January 1, 2005.
4.	Administration of the Plan
The Committee shall manage and implement the provisions of the Plan. The Committee shall have the authority to interpret the Plan, adopt and revise rules and regulations relating to the Plan and make any other determinations which it believes necessary or advisable for the administration of the Plan. Decisions and determinations by the Committee shall be final and binding on Participants and other Employees except as otherwise provided in Paragraph 18.
The Committee may delegate to such persons as they select any powers and duties with respect to the Plan as the Committee shall deem appropriate.
5.	Designation of Participants
The Committee or its delegate(s) shall designate Participants in the Plan in any Year from among those Employees who may be eligible to receive a Bonus, Performance Award or Supplemental Compensation during that Year on the following terms:
a.
The Committee or its delegate(s) shall notify those Employees whom it has selected as Participants in the Plan no later than the end of the Year in which the Bonus or Supplemental Compensation is earned or the end of the Performance Period with respect to any Performance Award.

b.	The Committee may from Year to Year, at its discretion, change the eligibility requirements for participation in the Plan.
6.	Requirements for Participation
a.
In order to participate in any Year, the Participant must complete and return the Irrevocable Election Agreement no later than the dates set forth in Section 6(b) and agree to defer a minimum of twenty-five percent (25%) of any Bonus, Performance Award or Supplemental Compensation which the Company or Subsidiary would otherwise pay to the Participant during such Year.

b.
If a Participant desires to defer any Bonus, Performance Award or Supplemental Compensation, or the required portion thereof, the Irrevocable Election Agreement must be completed and returned (i) prior to the beginning of the Year in which the Bonus or Supplemental Compensation is earned, or (ii) on or before six (6) months before the end of the Performance Period with respect to any Performance Award.

c.
At the time the Irrevocable Election Agreement is completed, the Participant shall be required to specify the term of deferral and manner of payment in accordance with the options provided in Section 8.

d.	Completion of the Irrevocable Election Agreement as to any Bonus, Performance Award or Supplemental Compensation shall subject the amount deferred to all the terms and conditions of the Plan.
7.	Deferred Compensation Account
The Company shall establish a bookkeeping liability, an Account, for each Participant in the Plan on the following terms:
a.
The Account shall serve solely as a device for determining the amount to be paid to the Participant at the time specified for payment. The Account will not be funded by the Company or the Subsidiary and it will not constitute or be treated as funds set aside in trust or escrow and the Participant shall have no proprietary right of any nature with respect to such Account.

b.
At such time as a Bonus, Performance Award or Supplemental Compensation would otherwise be paid to a Participant, his Account shall be credited with an amount equal to that portion of the Bonus, Performance Award or Supplemental Compensation which the Participant had designated to be deferred and be subject to this Plan reduced by the Employee’s portion of any Social Security taxes which are payable with respect to the deferred amounts.

c.
As of September 30 in each Year, a Participant’s Account shall be credited with interest. The rate of such interest shall equal the average of the prime rates of interest for large money center banks as reported in the Wall Street Journal for the last day of such September for which such rates are reported and the last day of the December, March and June last preceding such September and for which such rates are reported. Such interest shall be credited on the average daily balance credited to the account during the twelve (12) month period ending on such September 30th.

d.
Amounts payable to a Participant or beneficiary pursuant to this Plan shall be debited to his Account as of the date of payment. In the event a Participant or beneficiary shall be entitled to receive the full amounts then credited to his Account, he shall also be paid interest for the period from the preceding October 1 until the date of payment. The rate of such interest shall equal the average of the prime rates of interest for large money center banks as reported in the Wall Street Journal for the last day of the December, March, June and September last preceding the date of payment and for which such rates are reported. Payment of such interest shall be in lieu of interest for such Year under paragraph c above.

8.	Payments of Deferred Compensation
a.	The Participant shall specify the end of the deferral term in his Irrevocable Election Agreement which ending date may be:
1.	a specified date;

2.	the Participant’s Retirement (or if later, the date of the Participant’s Separation from Service);

3.	the attainment of a specified age by the Participant; or

4.	any combination of the foregoing.
b.
The Participant shall specify in the Irrevocable Election Agreement to have any Year’s deferral, together with interest accrued thereon, paid in a lump sum or in a specified number of approximately equal annual installments. Payment of the first installment or the lump sum shall be made on or before the January 31st coinciding with or next following the end of the deferral term.

c.
In the event of the Participant’s Separation from Service, other than a Separation from Service upon Retirement, or upon the Participant’s death after Retirement, and prior to the end of the deferral term or before all installments have been paid with respect to any deferral of compensation earned prior to January 1, 2005, the remaining balance as reflected on the Participant’s Account shall be paid as follows:

1.
if, under the Participant’s Irrevocable Election Agreement, the balance of the Account would have been payable within five (5) years of the date of the Participant’s Termination or death, then the Account shall be payable in accordance with the Irrevocable Election Agreement; or

2.
if, under the Participant’s Irrevocable Election Agreement, the balance of the Account would not have been payable within five (5) years of the date of the Participant’s Termination or death, then the Account shall be payable in five installments commencing on the January 31st next following the Participant’s Termination or death and on the four (4) succeeding January 31st. Each installment shall equal the balance then credited to the Account divided by the remaining number of unpaid installments.

Notwithstanding the foregoing, with respect to any deferral of compensation earned on or after January 1, 2005, the remaining balance as reflected on the Participant’s Account shall be payable in accordance with the Participant’s Irrevocable Election Agreement.

d.
Payments shall be made to the Participant, or in the event of the Participant’s death, to the beneficiary according to Section 10 and in no event later than ninety (90) days following the Participant’s Separation from Service or the Participant’s date of death. If no beneficiary has been designated, payment shall be made to the Participant’s spouse, if he or she survives the Participant, or, if the Participant does not have a surviving spouse, payment shall be made to the Participant’s estate.

e.	The Committee shall accelerate the time and manner of making payments from the Participant’s Account in the event of a Section 409A Change in Control.

f.
All payments made to a Participant, beneficiary of a deceased Participant or the estate of the Participant pursuant to Section 8 shall be debited to the Participant’s Account as of the date of payment.

g.	The Company shall have the right to withhold and pay over any and all withholding taxes which it may be required to collect under federal, state or local law with respect to payments hereunder.

h.
In the event the Participant incurs a Separation from Service (other than on account of death or Disability) while a Specified Employee such payment shall not begin before the date that is six (6) months after the date of such Separation from Service. In the event a Participant who is a Specified Employee has elected to receive benefits under this Plan in annual installment payments, such installments that would normally be paid during the six (6) months following the date that the Participant experiences a Separation from Service, shall be accumulated and paid to such Participant (or in the event of such Participant’s death, to his estate), no earlier than the first day of the seventh (7th) month following the date of such Participant’s Separation from Service.

9.	Additional Distribution
If Bonuses deferred under this Plan are not considered as pay in determining benefits under the Keithley Instruments, Inc. Employees’ Pension Plan, as such Plan may be amended from time to time hereafter, or the pension plan of a Subsidiary, then, if necessary, a supplemental payment of equivalent actuarial value as determined by the Company’s consulting actuaries for the pension plan shall be made by the Company, or, if applicable, a Subsidiary, with each payment (which will be in addition to the amounts payable under Paragraph 8) to compensate a Participant for any reduction in benefits suffered under the pension plan due to the deferral of a Bonus under this Plan.
Notwithstanding the foregoing, such payment under this Section 9 must conform to the requirements of the Participant’s Irrevocable Election Agreement as provided for under Section 8. In the event payment is scheduled to commence to such Participant an account of a Separation from Service (other than an account of death or Disability) while such Participant is a Specified Employee (as previously defined herein) any payment otherwise permitted or required by this Section 9 shall not begin before the date that is six (6) months after the payment date contained in the Participant’s Irrevocable Election Agreement. In the event a Participant who is a Specified Employee receives benefits under this Section, such payment shall be accumulated and paid to such Participant (or in the event of such Participant’s death, to his estate) no earlier than the first day of the seventh (7th) month following the date of the Change in Control.

10.	Designation of Beneficiary
Each Participant shall have the right to designate a beneficiary or beneficiaries to receive any amount credited to his Account remaining unpaid at the Participant’s death. Such designation shall be effected by filing written notification with the Committee and may be changed from time to time by similar action. If the Participant fails to make such designation, any such unpaid amount credited to his Account shall be paid to the Participant’s surviving spouse, if any, or, if there is no surviving spouse, to the Participant’s estate in the manner provided in Paragraph 8(c).
11.	Non-Alienation of Payments
Any amount payable from a Participant’s Account shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, or encumbrance of any kind, by will, or by inter vivos instrument. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such payment, whether presently or thereafter payable, shall not be recognized by the Committee or the Company. Payments under the Plan shall not in any manner be subject to the debts or liabilities of any Participant except that the Company shall have the right to charge the Participant’s Account for any amounts due and owing to the Company by the Participant. If a Participant shall attempt to alienate, sell, transfer, assign, pledge or otherwise encumber payments under the Plan or any part thereof, or if by reason of the Participant’s bankruptcy or other event happening at any time such payments would devolve upon anyone else or would not be enjoyed by the Participant, then the Committee, in its discretion, may terminate the Participant’s interest in any such benefit, and hold or apply it for the benefit of such Participant, the Participant’s spouse, children, or any dependents, or any of them, in such manner as the Committee may deem proper.
12.	Incompetency
Every person receiving or claiming payments under this Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in form and manner acceptable to the Committee, that such person is incompetent and that a guardian, conservator, or other person legally vested with the care of the person’s estate has been appointed. In the event a guardian or conservator of the estate of any person receiving or claiming payments under this Plan shall be appointed by a court of competent jurisdiction, payments may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in form and manner acceptable to the Committee. Any such payment so made shall be a complete discharge of any liability therefor.
13.	Right to Other Benefits
Participation in this Plan shall not disqualify a Participant from the right to participate in other benefits of the Company or a Subsidiary to which the Participant may be entitled. However, deferral of amounts under this Plan may affect the extent of participation depending on the terms of such other plan of the Company or a Subsidiary.

14.	No Right to Continued Employment
In no event shall participation in this Plan give or be deemed to give a Participant any right to be retained in the employ of the Company.
15.	Amendment or Termination of the Plan
The Committee reserves the right to amend, modify or discontinue future deferrals under the Plan at any time; provided, however, no such action shall:
a.	reduce the then amount credited to any Participant’s account;

b.	reduce the rate of interest to be credited until the date of payment to amounts deferred prior to the date of such action;

c.	change the date of payment or the manner of payment of any amounts deferred prior to the date of such action or the interest thereon; or

d.	provide for any forfeiture of any amounts deferred prior to the date of such action or the interest thereon;
without the express written consent of the Participant or the beneficiary of a deceased Participant. Notice of amendments to or discontinuance of future accruals under the Plan shall be given in writing to each Participant or beneficiary of a deceased Participant.
This Plan shall terminate in the event that:
a.
the Company shall sell substantially all its assets, the purchaser of such assets shall fail or refuse to assume the obligations of the Company and the Company shall make liquidating distributions to its shareholders; or

b.
the Company shall institute proceedings to be adjudicated bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Bankruptcy Act or any similar applicable federal or state law or shall make an assignment of its assets for the benefit of creditors.

In the event of termination of this Plan, the Account balances of each Participant and deceased Participant shall be payable immediately in a single lump sum payment.
16.	Change of Control
In the event a Change of Control of the Company has occurred or is about to occur, the Company shall notify each Participant and each beneficiary of a deceased Participant, in writing, that a Change of Control has occurred or is about to occur. In the event of a Change of Control, which also qualifies as a Section 409A Change in Control, the Company shall make payment of the Participant’s vested deferred account balance in a lump sum payment within thirty (30) days following such Change in Control.

For purposes of this Section 16, a Change of Control shall be deemed to have occurred if: (i) a tender offer shall be made and consummated for the ownership of 25% or more of the outstanding voting securities of the Company; (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company as the same shall have existed immediately prior to such merger or consolidation; (iii) the Company shall sell substantially all of its assets to another corporation which is not a wholly-owned subsidiary; or (iv) a person within the meaning of Section 13(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, shall acquire, other than by reason of inheritance, twenty-five percent (25%) or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes of this Plan, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date hereof pursuant to the Securities Exchange Act of 1934.
17.	Books and Records
The books and records to be maintained for the purpose of the Plan shall be maintained by the Company at its own expense and subject to the supervision and control of the Committee. All expenses of administering the Plan shall be paid by the Company from its own funds.
18.	Review of Claims or Determinations
Any Participant or beneficiary who desires to make a claim for a benefit under the Plan or desires a determination with respect to any provision of the Plan, shall send such claim or request in writing to the Compensation Committee, Keithley Instruments, Inc., 28775 Aurora Rd., Cleveland, Ohio 44139.
Any Participant or beneficiary who claims a benefit under the Plan which is wholly or partially denied, or requests a determination with respect to any provision of the Plan, shall be advised in writing of the denial or determination of the Committee and its reason therefor. Upon receipt of a written request which is filed with the Committee within sixty (60) days after the claim is denied or the determination is made, such Participant or beneficiary will be afforded a full and fair review by the Committee of the claim denied or the determination made. The result of such review by the Committee shall be delivered in writing within sixty (60) days after the request for review is received and shall include specific reasons for the decision.
19.	Governing Law
The Plan shall be construed, administered and governed in all respects under and by the laws of the State of Ohio.

20.	Code Section 409A Compliance
This Plan is intended to be operated in compliance with the provisions of Code Section 409A (including any rulings or regulations promulgated thereunder). In the event that any provision of this Plan fails to satisfy the provisions of Code Section 409A, such provision shall be reformed so as to comply with Code Section 409A and to preserve as closely as possible the intention of the Corporation in maintaining the Plan; provided that, in the event it is determined not to be feasible to so reform a provision of this Plan as it applies to a payment or benefit due to a Participant or his or her Beneficiary(ies), such payment shall be made without complying with Code Section 409A.
IN WITNESS HEREOF, the Company by action of its Board of Directors has caused this Amended and Restated Plan to be executed on this 31st day of December, 2008.

KEITHLEY INSTRUMENTS, INC.
By:	/s/ Mark J. Plush
Its: Vice President and Chief Financial Officer